Exhibit 5.1

KPMG LLP

Chartered Professional Accountants

PO Box 10426

777 Dunsmuir Street

Vancouver, BC V7Y 1K3

Tel (604) 691-3000

Fax (604) 691-3031

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Westport Fuel Systems Inc.

We, KPMG LLP, consent to the use of our report dated March 17, 2020, on the consolidated financial statements of Westport Fuel Systems Inc. (and subsidiaries), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, our audit report dated March 17, 2020 on the effectiveness of internal control over financial reporting each of which is incorporated by reference and to the reference to our firm under the heading “Auditors” in the short form base shelf prospectus.

Our report refers to a change in accounting policies for leases as of January 1, 2019 due to the adoption of ASC 842, Leases.

Chartered Professional Accountants

October 27, 2020

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.